Exhibit 34.4

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Report of Independent Registered Public Accounting Firm

To the Board of Directors of

BB&T Corporation:

We have examined management’s assertion, included in the accompanying Management’s Assertion on Compliance with Regulation AB Criteria, that Branch Banking & Trust Company (the Company) complied with the applicable servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB as of December 31, 2007 and for the year then ended. The Company’s assertion covers “Loans serviced as of and for the year ended December 31, 2007 which are subject to Regulation AB criteria” (the Platform), excluding criteria 1122(d)(1)(i), 1122(d)(1)(iii), 1122(d)(3)(i) through 1122(d)(3)(iv), 1122(d)(4)(iii) and 1122(d)(4)(xv), which the Company had determined are not applicable to the servicing activities performed by it with respect to the Platform. Management’s assertion contains a listing (Exhibit A) which identifies the individual loans defined by the Company as constituting the Platform. Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria for the Company’s Platform as of and for the year ended December 31, 2007 is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

February 27, 2008